Exhibit (a)(5)(G)

To: All DTG Employees
Subject line: Early special Monday e-mail

Sent on behalf of Scott Thompson…
Mark Frissora, the CEO of Hertz, asked that I pass along the attached letter to you. In it, he talks about Hertz’s plans for the Dollar and Thrifty brands, and hopefully answers some of your questions about the integration of our companies.
Mr. Frissora discusses some of the changes you can expect and reiterates some of the uncertainty that still exists, which is why we don’t have all of the answers at this time. Neither change nor uncertainty are foreign concepts to Dollar Thrifty. In fact, we’ve typically done exceptionally well in the face of each, as noted in his letter. Mr. Frissora reiterates Hertz’s commitment to bringing on the best person for each position, despite which company he or she currently works for, as well his admiration and respect for the work you’ve done in building the Dollar and Thrifty brands.
I know you have many questions, and we are working to answer them as quickly as we can. Please also see the attached FAQs document with answers to many of your questions so far. We will continue to update you as new developments occur. Until the transaction is complete, Hertz and Dollar Thrifty will continue to operate independently of one another and Dollar Thrifty will continue to be an independent competitor in the marketplace.
In the meantime, keep up the great work. Thank you for all that you do.
 Scott

ADDITIONAL INFORMATION
On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer described herein and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz with the SEC and Schedule 14D-9 filed by Dollar Thrifty with the SEC, because they contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz and Dollar Thrifty with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.  Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Cautionary Note Concerning Forward-Looking Statements
This communication contains “forward-looking statements”. Examples of forward-looking statements include information concerning Dollar Thrifty’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Dollar Thrifty has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that Dollar Thrifty believes are appropriate in these circumstances. Dollar Thrifty believes its judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Dollar Thrifty’s filings with the Securities and Exchange Commission, including Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Dollar Thrifty therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to Dollar Thrifty or persons acting on behalf of Dollar Thrifty are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Dollar Thrifty does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARK P. FRISSORA	Chairman of the Board Chief Executive Officer

HERTZ GLOBAL HOLDINGS, INC.
225 Brae Boulevard
Park Ridge, NJ 07656-0713

September 13, 2012

Dear Dollar Thrifty Colleagues,

On behalf of the senior management team at Hertz, I want you to know how excited we are that our companies will be joining forces in the near future.  As you know, we have reached an agreement to make that happen, and we are optimistic the U.S. government will approve the deal by the end of October.  If everything goes according to plan, we should be on the same team by the end of 2012.

I know this process has played out in slow motion, and I know that’s been hardest on everyone at Dollar Thrifty. While we haven’t been in your shoes, rest assured we understand.

You might assume that we’ve had a lot of time to figure out what will happen when our companies are joined, and therefore we must have all of the answers, but that’s not the case. We’ve had to be totally focused on getting U.S. government approval and, very recently, on reaching an agreement between our companies. Until the government finishes its work, we will continue to focus exclusively on the regulatory process, with the welcome support of the Dollar Thrifty senior team. It is a very intensive process which requires our full attention for the time being. Until the regulatory process is concluded and the transaction is complete, Hertz and Dollar Thrifty will continue to operate independently of one another.

When we receive approval, we will then turn our focus to transition and integration issues. To make the right decisions, we have a lot more to learn quickly about Dollar Thrifty, and about all of you. Here’s what I can tell you now.

First, there will be tremendous opportunities for individual success and advancement in our companies going forward. Adding the Dollar and Thrifty brands to Hertz will be critical to our future success in U.S. and international car rental markets. We plan to grow all three brands rapidly and we need great people to make the growth plans a reality. My hope is always that our revenue growth will outpace efficiency initiatives resulting in the creation of more jobs for our new company. Of course, this may not always be possible due to economic conditions or competitive factors.

Additionally, there is duplication of functions and processes between a few of our corporate and support areas, and we will work on improving efficiencies. There are great people working today at Dollar Thrifty, as well as Hertz, and which company you currently work for will not be a factor in our decision making process. It is my philosophy that we will be company-neutral in our analysis and we will choose who we believe will be the best managers for the jobs that overlap. I know you will appreciate that a fair process in this area can’t be completed overnight, although we will get the work done as quickly as possible.

Also, we are committed to having the work done where we can operate most effectively and at the lowest possible cost. To make decisions in this area, we will conduct a comprehensive analysis of geographies to compare relevant cost and other data.

That’s where we are right now on these important issues, and I know that these initial observations will generate many more fair questions.  What I can promise you is that as soon as we have answers, we will communicate them to you immediately.  I urge you to keep your good questions coming . . . it’s very helpful that we know what’s on your mind, and what’s important to each of you.

I also realize that actions speak louder than words.  In September 2011, we acquired Donlen, a leading car leasing and fleet management company, which is a good example of our approach to transition and integration.  We have worked together to incorporate best practices at Hertz into Donlen’s successful business model creating an even better, shared culture.  As a result, after only one year together, we have already been able to generate a lot of career growth opportunities for Donlen and Hertz employees, as well as new products and services.  If you would find it beneficial, we can create opportunities for Dollar Thrifty employees to communicate with Donlen employees about their experiences in the transition process with Hertz.

Dollar Thrifty has performed exceptionally well coming out of the 2008-2009 recession, during a time when there have been a lot of questions about your future.  Your success didn’t happen by accident; it’s a product of many committed professionals staying focused on doing a great job.  Keep up the excellent work and an open mind about the future, and I promise you we will move as quickly as possible to eliminate uncertainty.

I’m looking forward to the day in the not too distant future when we are colleagues working together to be the unquestioned leader in the global car rental industry.  I am confident that will happen, and I hope you will want to be part of that exciting future.

Warmest regards,

Mark Frissora
Chairman of the Board
Chief Executive Officer
Hertz Global Holdings, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s respective outlooks, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that each of Hertz and Dollar Thrifty have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors that Hertz and Dollar Thrifty believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s respective markets, including on pricing policies or use of incentives; occurrences that disrupt rental activity during peak periods; Hertz’s and Dollar Thrifty’s ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; Hertz’s and Dollar Thrifty’s ability to accurately estimate future levels of rental activity and adjust the size of their respective fleets accordingly; the ability of Hertz and Dollar Thrifty to maintain sufficient liquidity and the availability of additional or continued sources of financing for revenue earning equipment and to refinance existing indebtedness; safety recalls by the manufacturers of vehicles and equipment; a major disruption in communication or centralized information networks; financial instability of the manufacturers of vehicles and equipment; any impact on Hertz and/or Dollar Thrifty from the actions of their respective licensees, franchisees, dealers and independent contractors; Hertz’s and Dollar Thrifty’s ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; Hertz’s and Dollar Thrifty’s ability to successfully integrate acquisitions and complete dispositions; Hertz’s and Dollar Thrifty’s ability to maintain favorable brand recognition; costs and risks associated with litigation; risks related to Hertz’s and Dollar Thrifty’s respective indebtedness, including Hertz’s substantial amount of debt and Hertz’s ability to incur substantially more debt and increases in interest rates or in its borrowing margins; Hertz’s and Dollar Thrifty’s ability to meet the financial and other covenants contained in their respective senior credit facilities, outstanding unsecured senior notes and certain asset-backed and asset-based funding arrangements; changes in accounting principles, or their application or interpretation, and Hertz’s and Dollar Thrifty’s ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our respective operations, the cost thereof or applicable tax rates; changes to Hertz’s and Dollar Thrifty’s senior management teams; the effect of tangible and intangible asset impairment charges; the impact of derivative instruments held by Hertz and Dollar Thrifty, which can be affected by fluctuations in interest rates and commodity prices; and Hertz’s and Dollar Thrifty’s exposure to fluctuations in foreign exchange rates. Additional information concerning these and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the Securities and Exchange Commission, including each of Hertz’s and Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Hertz and Dollar Thrifty therefore caution you against relying on these forward-looking statements.  All forward-looking statements attributable to Hertz, Dollar Thrifty or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz and Dollar Thrifty undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION
On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) regarding the tender offer described herein.  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz and the Schedule 14D-9 filed by Dollar Thrifty with the SEC, because each contains important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100. Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.